EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Polaris Industries Inc. (“Polaris” and “Company”) and Boat Holdings, LLC (“Boat Holdings”) after giving effect to Polaris’ acquisition of Boat Holdings (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The effective date of the Acquisition was July 2, 2018.
The following selected unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, with Polaris being the acquiring entity, and reflects estimates and assumptions deemed appropriate by Company management to give effect to the Acquisition as if it had been completed effective March 31, 2018, with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, and as of January 1, 2017 (the beginning of the Company’s fiscal 2017), with respect to the Unaudited Pro Forma Condensed Combined Statements of Income.
The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Polaris' estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as Polaris finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill.
The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of Polaris that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Polaris. The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential operating efficiencies and cost savings that Polaris may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with the historical financial statements of Polaris included in the annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 15, 2018, and in conjunction with the subsequent quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2018 filed with the SEC on April 26, 2018, and in conjunction with the historical financial statements of Boat Holdings included in exhibits 99.1 and 99.2 of this Form 8-K/A.

POLARIS INDUSTRIES INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2018 (In thousands, except per share data)

	Historical Results		Pro forma		Pro forma
	Polaris	Boat Holdings [1]	Adjustments [2]	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$166,357	$11,779	$—		$178,136
Trade receivables, net	186,044	19,767	—		205,811
Inventories, net	922,925	38,507	7,303	[4]	968,735
Prepaid expenses and other	96,247	4,203	—		100,450
Income taxes receivable	13,013	—	—		13,013
Total current assets	1,384,586	74,256	7,303		1,466,145
Property and equipment, net	759,957	30,921	4,378	[4]	795,256
Investment in finance affiliate	95,511	—	—		95,511
Deferred tax assets	114,881	—	6,844	[5]	121,725
Goodwill and other intangible assets, net	777,844	4,162	756,630	[4]	1,538,636
Other long-term assets	86,828	—	—		86,828
Total assets	$3,219,607	$109,339	$775,155		$4,104,101
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of debt, capital lease obligations and notes payable	$65,245	$8,633	$8,744	[6]	$82,622
Accounts payable	366,872	31,839	—		398,711
Accrued expenses:
Compensation	85,997	2,734	—		88,731
Warranties	116,286	12,416	—		128,702
Sales promotions and incentives	174,610	4,126	—		178,736
Dealer holdback	107,829	—	—		107,829
Other	191,057	5,099	26,921	[3] [7]	223,077
Income taxes payable	6,599	—	—		6,599
Total current liabilities	1,114,495	64,847	35,665		1,215,007
Long-term income taxes payable	22,432	—	—		22,432
Capital lease obligations	18,497	201	—		18,698
Long-term debt	945,737	99,073	706,742	[6]	1,751,552
Deferred tax liabilities	10,006	—			10,006
Other long-term liabilities	123,680	10,275	(10,275)	[7]	123,680
Total liabilities	$2,234,847	$174,396	$732,132		$3,141,375
Deferred compensation	$11,298	$—	$—		$11,298
Shareholders’ equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock $0.01 par value, 160,000 shares authorized, 63,098 shares issued and outstanding	631	—	—		631
Additional paid-in capital	755,888	—	—		755,888
Retained earnings	246,980	(65,057)	43,023	[8]	224,946
Accumulated other comprehensive loss, net	(30,037)	—	—		(30,037)
Total shareholders’ equity	973,462	(65,057)	43,023		951,428
Total liabilities and shareholders’ equity	$3,219,607	$109,339	$775,155		$4,104,101
See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

POLARIS INDUSTRIES INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME YEAR ENDED DECEMBER 31, 2017 (In thousands, except per share data)

	Historical Results		Pro forma		Pro forma
	Polaris	Boat Holdings [1]	Adjustments	Notes	Combined
Sales	$5,428,477	$552,264	$—		$5,980,741
Cost of sales	4,103,826	438,538	2,451	[2]	4,544,815
Gross profit	1,324,651	113,726	(2,451)		1,435,926
Operating expenses:
Selling and marketing	471,805	24,300	—		496,105
Research and development	238,299	3,366	—		241,665
General and administrative	331,196	15,854	18,123	[3]	365,173
Total operating expenses	1,041,300	43,520	18,123		1,102,943
Income from financial services	76,306	—	—		76,306
Operating income	359,657	70,206	(20,574)		409,289
Non-operating expense:
Interest expense	32,155	4,417	29,206	[4]	65,778
Equity in loss of other affiliates	6,760	—	—		6,760
Other expense (income), net	1,951	(1,276)	979	[5]	1,654
Income before income taxes	318,791	67,065	(50,759)		335,097
Provision for income taxes	146,299	—	6,049	[6]	152,348
Net income	$172,492	$67,065	$(56,808)		$182,749
Less: noncontrolling interest in net income of subsidiary and affiliate	—	(1,148)	1,148	[7]	—
Net income attributable to shareholders	$172,492	$65,917	$(55,660)		$182,749
Net income per share:
Basic	$2.74				$2.90
Diluted	$2.69				$2.85
Weighted average shares outstanding:
Basic	62,916				62,916
Diluted	64,180				64,180

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Income

POLARIS INDUSTRIES INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME THREE MONTHS ENDED MARCH 31, 2018 (In thousands, except per share data)

	Historical Results		Pro forma		Pro forma
	Polaris	Boat Holdings [1]	Adjustments	Notes	Combined
Sales	$1,297,473	$164,642	$—		$1,462,115
Cost of sales	973,992	130,638	587	[2]	1,105,217
Gross profit	323,481	34,004	(587)		356,898
Operating expenses:
Selling and marketing	117,707	6,906	—		124,613
Research and development	65,230	1,002	—		66,232
General and administrative	78,693	4,520	4,521	[3]	87,734
Total operating expenses	261,630	12,428	4,521		278,579
Income from financial services	21,425	—	—		21,425
Operating income	83,276	21,576	(5,108)		99,744
Non-operating expense:
Interest expense	8,048	1,275	7,130	[4]	16,453
Equity in loss of other affiliates	21,511	—	—		21,511
Other expense, net	(19,975)	(531)	489	[5]	(20,017)
Income before income taxes	73,692	20,832	(12,727)		81,797
Provision for income taxes	17,978	—	1,929	[6]	19,907
Net income	$55,714	$20,832	$(14,656)		$61,890
Less: noncontrolling interest in net income of subsidiary and affiliate	—	(411)	411	[7]	—
Net income attributable to shareholders	$55,714	$20,421	$(14,245)		$61,890
Earnings per share:
Basic	$0.88				$0.98
Diluted	$0.85				$0.95
Weighted average shares outstanding:
Basic	63,303				63,303
Diluted	65,219				65,219

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Income

POLARIS INDUSTRIES INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company. The historical financial information of Polaris and Boat Holdings is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
The acquisition accounting adjustments relating to the Acquisition are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or operating synergies that may result from the Acquisition or to any future integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the Acquisition. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2017, as updated by the Company's subsequent filings with the SEC.
Certain reclassifications have been made to Boat Holdings’ historical financial statements to conform to the presentation used in Polaris’ historical consolidated financial statements.

Note 2. Preliminary Purchase Price Allocation
On July 2, 2018, Polaris acquired Boat Holdings for total consideration of approximately $823.2 million. The Company financed the Acquisition through borrowings on its credit agreement, proceeds from the issuance of private placement Senior Notes, and cash on hand. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Boat Holdings based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.
The Company's acquisition of Boat Holdings has been accounted for as a business combination, and assets acquired and liabilities assumed were recorded at their estimated fair values as of July 2, 2018. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value or the net acquisition date fair values of the assets acquired and the liabilities assumed.
For the unaudited pro forma condensed combined balance sheet, the $823.2 million purchase price has been allocated based on Boat Holdings' March 31, 2018 financial information and our preliminary estimate of the fair value of the assets acquired and liabilities assumed. Under the acquisition method of accounting, the final purchase price allocation will be based on the fair value of the final assets acquired and liabilities assumed as of the closing date of the Acquisition.
The preliminary estimated consideration is allocated as follows (in thousands):

Cash and cash equivalents	$11,779
Receivables	19,767
Inventory	45,810
Other current assets	4,203
Intangible assets	547,950
Goodwill	212,842
Property, plant and equipment	35,299
Accounts payable	(31,839)
Accrued and other liabilities	(22,619)
Total purchase price	$823,192

Note 3. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

[1] Certain reclassifications have been made to the historical presentation of Boat Holdings' financial information in order to conform to Polaris’ presentation.

[2] Represents estimated sources and uses of funds as follows (in thousands):

Sources of funds:
Proceeds from issuance of private placement Senior Notes	$350,000
Proceeds under the credit agreement	388,003
Payable to seller	89,099
Cash and cash equivalents	28,878
Total sources	$855,980
Uses of funds:
Acquisition of Boat Holdings	$823,192
Debt issuance costs	3,910
Transaction costs paid subsequent to March 31, 2018	28,878
Total uses	$855,980

[3] Reflects the following accrued expense adjustments (in thousands):

Payment of non-recurring, direct, incremental transaction costs subsequent to March 31, 2018	$28,878
Decrease in the assumed current portion of deferred income (see note [7] below)	(1,957)
$26,921

[4] Reflects the following preliminary write-up of the assets to fair market value:
Inventories. Inventories have been adjusted by $7.3 million to their estimated fair market value. As this adjustment is directly attributable to the Acquisition and will not have a continuing impact, it is not reflected in the unaudited pro forma condensed combined income statements. However, this inventory adjustment will result in an expense to cost of sales in the periods subsequent to the consummation of the Acquisition during which the related inventories are sold.
Property and Equipment. Property, Plant and Equipment have been adjusted by $4.4 million to their estimated fair market value, and will be depreciated over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes. The estimated useful lives are as follows: 12 years for buildings, six years for machinery and equipment, and three years for furniture and fixtures.
Goodwill and other intangible assets. Intangible assets primarily consist of customer relationships and trade names. The customer relationships have finite lives and are expected to be amortized over periods of fifteen to twenty years, depending on the customer class. Specifically, this adjustment consists of the elimination of the historical Boat Holdings intangible assets and goodwill, plus estimated amortizable intangible assets and goodwill recognized based on the preliminary purchase price allocation.
The adjustment for intangible assets and goodwill consists of the following (in thousands):

Elimination of historical goodwill and intangible assets
Elimination of historical Boat Holdings goodwill	$(600)
Elimination of historical Boat Holdings intangible assets	(3,562)
Total elimination of historical goodwill and intangible assets	(4,162)
Estimated goodwill and intangible assets based on the preliminary purchase price allocation
Trade names	210,680
Customer relationships	334,680
Non-compete agreements	2,590
Goodwill	212,842
Total goodwill and intangible assets	760,792
Total adjustment	$756,630

[5] Deferred income tax related impacts incurred by the Company (in thousands):

Income tax effect on payment of acquisition costs directly related to the acquisition	$6,844

[6] Represents increased borrowings under the credit agreement, issuance of private placement Senior Notes, and extinguishment of existing Boat Holdings debt (in thousands):

Short-term debt
Decrease for extinguishment of existing Boat Holdings debt	$(8,633)
Payable to seller	17,377
$8,744

Long-term debt
Decrease for extinguishment of existing Boat Holdings debt	(99,073)
Proceeds from issuance of private placement Senior Notes	350,000
Proceeds under the credit agreement	388,003
Payable to seller	71,722
Less debt issuance costs	(3,910)
$706,742

[7] This adjustment is to decrease the assumed deferred income to its fair value, a reduction of $12.2 million from the carrying value. The adjustment impacts both current and noncurrent liabilities, as deferred income is recorded to both line items in the balance sheet.

[8] Reflects the following retained earnings adjustments (in thousands):

Costs directly related to the Acquisition, net of tax, which will be expensed as incurred and are assumed to be incurred on the date of Acquisition	$(22,034)
Elimination of Boat Holdings' historical deficit balances (1)	65,057
$43,023
(1) The Membership Interest and Noncontrolling interest balances of Boat Holdings as of March 31, 2018 are presented within Retained earnings on the unaudited pro forma condensed combined balance sheet.

Note 4. Notes to Unaudited Pro Forma Condensed Combined Statements of Income
The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of income:

[1] Certain reclassifications have been made to the historical presentation of Boat Holdings' financial information in order to conform to Polaris’ presentation.

[2] Reflects the following (in thousands):

	Three months ended March 31, 2018	Year ended December 31, 2017
Adjustment to Boat Holdings' historical depreciation expense based on the assigned fair value and estimated useful lives of Net Property and Equipment	$587	$2,451

[3] Reflects the following (in thousands):

	Three months ended March 31, 2018	Year ended December 31, 2017
Adjustment to Boat Holdings' historical intangible asset amortization expense based on the assigned fair value and estimated useful lives of such assets	$4,326	$17,306
Adjustment to Boat Holdings' historical depreciation expense based on the assigned fair value and estimated useful lives of Net Property and Equipment	195	817
	$4,521	$18,123

[4] Reflects the following (in thousands):

	Three months ended March 31, 2018	Year ended December 31, 2017
Interest on the borrowing under the credit agreement and private placement Senior Notes of approximately 3.9% used in financing the acquisition	$8,147	$32,592
Amortization of capitalized borrowing costs incurred by the Company in connection with the new term loan and revolving credit facilities	165	660
Elimination of interest expense and amortization of debt issuance costs - outstanding Boat Holdings debt	(1,182)	(4,046)
	$7,130	$29,206
A 1/8th, or 0.125%, change in the interest rate payable on the outstanding amount of the borrowing under the credit agreement and private placement Senior Notes would change annual interest expense by approximately $1.0 million before the effect of income taxes on an annual basis.

[5] After the Acquisition, the deferred income adjustment disclosed in Note 3 will have a continuing impact on the unaudited condensed combined pro form financial statements. Accordingly, pro forma adjustments were made to reduce Other income by $0.5 million for the three months ended March 31, 2018 and $1.0 million for the year ended December 31, 2017.

	Three months ended March 31, 2018	Year ended December 31, 2017
Difference in recognition of deferred income resulting from a change in fair value	$(489)	$(979)

[6] Reflects the following (in thousands):

	Three months ended March 31, 2018	Year ended December 31, 2017
Estimated income tax effect on both Boat Holdings' income before taxes, as it had no tax provision as a limited liability corporation entity, and the net impact of the adjustments noted above	$1,929	$6,049
Assumed statutory tax rates of 23.8% and 37.1% were utilized for 2018 and 2017, respectively. The assumed statutory tax rates do not take into account any possible future tax events that may impact the combined company.

[7] Noncontrolling interest represents the portion of equity in Boat Holdings' subsidiary and affiliate not attributable to Boat Holdings. As a result of the Acquisition, these equity interests were settled and will not exist going forward. The pro forma adjustments to the noncontrolling interest in net income of $0.4 million for the three months ended March 31, 2018 and $1.1 million for the year ended December 31, 2017 reflect the elimination of these interests, assuming the transaction was consummated on January 1, 2017.